NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ANNOUNCES SECOND QUARTER AND SIX-MONTH 2012 EARNINGS

LATROBE, PA, July 26, 2012 - Commercial National Financial Corporation (OTC Markets:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended June 30, 2012. The Company earned $1,220,000 (or $.43 per average share outstanding) in 2012 compared to $1,487,000 (or $.52 per average share outstanding) in 2011. The Company earned $5,016,000 (or $1.75 per average share outstanding) for the six-month period ended June 30, 2012 and $2,847,000 (or $1.00 per average share outstanding) for the six-month period ended June 30, 2011. The Company’s annualized return on average assets and average equity were 1.31% and 8.86%, respectively, for the quarter ended June 30, 2012 compared to 1.60% and 12.47%, respectively, for the quarter ended June 30, 2011. The Company’s annualized return on average assets and average equity were 2.61% and 18.35%, respectively, for the six-month period ended June 30, 2012 compared to 1.56% and 12.11%, respectively, for the six-month period ended June 30, 2011.

President and Chief Executive Officer Gregg E. Hunter noted, “All of the Company’s asset quality metrics remain exceedingly strong due to disciplined underwriting and investment practices. Earnings for 2012 have been heavily influenced by the sizeable securities sale related gains realized from the early-March partial deleveraging away from selected  municipal bond holdings. This deleveraging significantly improved the Company’s capital and liquidity positions while meaningfully reducing market/interest rate exposures. Core earnings continue to greatly surpass prevailing banking industry norms as do the Company’s capital adequacy ratios with 24.98% tier one risk-based capital, 25.81% total risk-based capital and 13.59% leverage capital. Taken together, Commercial National Financial Corporation’s ample core earnings and capital provide solid support on an ongoing basis for the Company’s $0.26 per share common stock quarterly cash dividend.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates ten community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	June 30,	June 30,
	2012	2011
	(unaudited)	(unaudited)

ASSETS
Cash and due from banks on demand	$6,281	$6,949
Interest bearing deposits with banks	47,487	11
Total cash and cash equivalents	53,768	6,960

Securities available for sale	126,020	159,026
Restricted investments in bank stock	3,189	3,916

Loans	166,586	190,858
Allowance for loan losses	(1,639)	(1,683)
Net loans	164,947	189,175

Premises and equipment	3,046	3,192
Investment in Life Insurance	16,261	15,715
Other assets	4,523	4,153

Total assets	$371,754	$382,137

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$100,586	$87,711
Interest bearing	211,993	202,724
Total deposits	312,579	290,435

Short-term borrowings	-	30,125
Long-term borrowings	-	10,000
Other liabilities	3,997	3,563
Total liabilities	316,576	334,123

Shareholders' equity:
Common stock, par value $2 per share; 10,000,000 shares authorized; 3,600,000 shares issued; 2,860,953 shares outstanding in 2012 and 2011
	7,200	7,200
Retained earnings	54,703	48,795
Accumulated other comprehensive income	5,819	4,563
Less treasury stock, at cost, 739,047 shares in 2012 and 2011	(12,544)	(12,544)
Total shareholders' equity	55,178	48,014

Total liabilities and shareholders' equity	$371,754	$382,137

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30	Ended June 30	Ended June 30	Ended June 30
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

INTEREST INCOME:
Interest and fees on loans	$2,282	$2,666	$4,711	$5,383
Interest and dividends on securities:
Taxable	577	887	1,735	1,810
Exempt from federal income taxes	883	910	1,846	1,638
Other	30	1	40	1
Total Interest income	3,772	4,464	8,332	8,832

INTEREST EXPENSE:
Interest on deposits	304	475	647	960
Interest on short-term borrowings	1	11	15	29
Interest on long-term borrowings	-	59	1	118
Total Interest expense	305	545	663	1,107

NET INTEREST INCOME	3,467	3,919	7,669	7,725
PROVISION FOR LOAN LOSSES	-	-	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,467	3,919	7,669	7,725

OTHER OPERATING INCOME:
Asset management and trust income	234	254	474	506
Service charges on deposit accounts	283	270	545	526
Net Security gains	9	-	3,195	-
Income from investment in life insurance	122	121	241	244
Other income	39	80	153	143
Total other operating income	687	725	4,608	1,419

OTHER OPERATING EXPENSES:
Salaries and employee benefits	1,561	1,516	3,215	3,101
Net occupancy expense	210	200	428	414
Furniture and equipment	94	104	185	213
Pennsylvania shares tax	126	127	252	253
Legal and professional	82	129	163	222
FDIC insurance expense	48	83	96	170
Other expenses	698	738	1,412	1,413
Total other operating expenses	2,819	2,897	5,751	5,786

INCOME BEFORE INCOME TAXES	1,335	1,747	6,526	3,358
Income tax expense	115	260	1,510	511

Net income	$1,220	$1,487	$5,016	$2,847

Average Shares Outstanding	2,860,953	2,860,953	2,860,953	2,860,953

Earnings Per Share	$0.43	$0.52	$1.75	$1.00